Exhibit 10.18

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (this “Agreement”) is entered into by and between [•] (the “Executive”) and Loxo Oncology, Inc., a Delaware corporation (the “Company”), on March 6, 2017 (the “Effective Date”).

1.                                      Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

(a)                                 The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

(b)                                 The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.

2.                                      Qualifying Termination.  If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:

(a)                                 Severance Benefits.  The Company shall pay the Executive 12 months of [his][her] monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination).  The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures which will be made on the next regular payroll date occurring after the Release Conditions have been satisfied, provided that if the sixty (60) day period following the Separation spans two calendar years, then the severance payment will be paid on the first payroll date occurring in the second calendar year after the Release Conditions have been satisfied.

(b)                                 Continued Employee Benefits.  If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that Executive is paid severance benefits pursuant to Section 2(a) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c)                                  [Equity.  Any outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as if an additional six (6) months of vesting had occurred to the then unvested shares subject to the Equity Awards.  “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.]

3.                                      CIC Qualifying Termination.  If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:

(a)                                 Severance Payments.  The Company or its successor shall pay the Executive 12 months of [his][her] monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Separation) [plus one hundred percent of Executive’s target annual bonus for the year in which the Separation occurs.]  Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made on the next regular payroll date occurring after the Release Conditions have been satisfied, provided that if the sixty (60) day period following the Separation spans two calendar years, then the severance payment will be paid on the first payroll date occurring in the second calendar year after the Release Conditions have been satisfied.

(b)                                 Equity.  Each of Executive[‘s then outstanding Equity Awards][‘s then outstanding awards of stock options, restricted stock awards, restricted stock units or other stock based awards, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Equity Awards”),] including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to the Equity Award. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.

(c)                                  Pay in Lieu of Continued Employee Benefits.  Continuation of COBRA or a cash benefit, in both cases on the same terms as set forth in Section 2(b) above, for the same period that the Executive is paid severance benefits pursuant to Section 3(a) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(d)                                 [Termination for Death or Disability.  If the Executive is subject to a termination of his employment as a result of his death or Disability on or within twelve (12) months following the consummation of a Change in Control, then, subject to Sections 4, 9, and 10 below, each of Executive’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to the Equity Award. Subject to Section 4, the accelerated vesting described above shall be effective as of the date of his death or the Separation (as applicable).]

4.                                      General Release.  Any other provision of this Agreement notwithstanding, the benefits under Sections 2 and 3 shall not apply unless the Executive [or in the event of his death, the Executive’s estate] (a) has executed a general release substantially in the form attached hereto as Exhibit A of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (b) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.  The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”).  The Company will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation.  The Executive must execute and return the Release within the time period specified in the form.

5.                                      Accrued Compensation and Benefits.  Notwithstanding anything to the contrary in Sections 2 and 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy.  In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”).  Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by Section 10 below or to such lesser extent as may be mandated by Section 9 below.  Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6.                                      Covenants.

(a)                                 Non-Competition.  The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b)                                 Cooperation.  The Executive agrees that, during the six (6) month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor.  The Company’’s request for cooperation will take into consideration Executive’s personal and business commitments.  The Company will reimburse Executive for his or her reasonable out-of-pocket expenses incurred in connection with Executive’s compliance with this Section.

(c)                                  Non-Disparagement.  The Executive further agrees that, during the six (6) month period following his or her cessation of employment, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees.  Notwithstanding the foregoing, the Executive is not prohibited from cooperating with a government agency or testifying truthfully in any government inquiry or other proceeding or in which Executive is required to testify pursuant to subpoena or other valid legal process.

7.                                      Definitions.

(a)                                 “Cause” shall have the same meaning as the definition of “Cause” as set forth in the Plan.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Change in Control.”  For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5).

(d)                                 “CIC Qualifying Termination” means a Separation within twelve (12) months following a Change in Control or within three (3) months preceding a Change in Control (if after a Potential Change in Control) resulting from (A) the Company or its successor terminating the Executive’s employment for any reason other than Cause or (B) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or Disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a definitive agreement whereby the Company will consummate a Change in Control if such transaction is consummated.  In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed to be the date the Change in Control is consummated.

(e)                                  “Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

(f)                                   “Good Reason” means, without the Executive’s consent, (i) a material reduction or adverse change in the Executive’s level of responsibility and/or scope of authority, (ii) a reduction by more than 10% in Executive’s base salary, (iii) relocation of the Executive’s principal workplace by more than thirty-five (35) miles from Executive’s then current place of employment; or (iv) a material breach of this Agreement, including without limitation Section 8(a), or any other written agreement between the Executive and the Company in connection with an Equity Award.  For the purpose of clause (i), a change in responsibility shall not be deemed to occur (A) solely because Executive is part of a larger organization or (B) solely because of a change in title.  For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (f), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iii).  Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

(g)                                  “Plan” means the Company’s 2014 Equity Incentive Plan, as may be amended from time to time.

(h)                                 “Release Conditions” mean the following conditions occurring within sixty (60) days following the Separation:  (i) Company has received the Executive’s executed Release; and (ii) any rescission period applicable to the Executive’s executed Release has expired.

(i)                                     “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or Disability shall not constitute a Qualifying Termination.

(j)                                    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

8.                                      Successors.

(a)                                 Company’s Successors.  The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)                                 Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                      Golden Parachute Taxes.

(a)                                 Best After-Tax Result.  In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate.  The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section.  The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section.  In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount).  If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.

(b)                                 Adjustments.  If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.”  The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized.  Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments.  If the Excise Tax is not eliminated pursuant to this Section 9(b), Executive shall pay the Excise Tax.

10.                               Miscellaneous Provisions.

(a)                                 Section 409A.  To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)                                 Other Arrangements.  This Agreement supersedes any and all cash severance arrangements, severance and salary continuation arrangements, programs and plans which were previously offered, or may be offered on the Effective Date or thereafter, by the Company to the Executive, including change in control severance arrangements, employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits.  In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company.  For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.  This section will not supersede the Company’s obligation to accelerate outstanding Equity Awards under Section 21.1 of the Plan in connection with a Corporate Transaction (as that term is defined in the Plan).

(c)                                  Dispute Resolution.  To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Fairfield County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures.  Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)                                 Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid.  In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)                                  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)                                   Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)                                  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)                                 No Retention Rights.  Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)                                     Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut (other than its choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	LOXO ONCOLOGY, INC.

By:

Title:

Exhibit A
Form of General Release

I, [•], hereby acknowledge that my employment with or any of its affiliates Loxo Oncology, Inc., a Delaware corporation, (the “Company”) terminated as of           (the “Termination Date”) and, in connection with such termination of employment, the Company has agreed to provide me with certain benefits in consideration of my execution and performance of this General Release Agreement (the “Release Agreement”) pursuant to the terms of that certain Change in Control and Severance Agreement entered into between me and the Company dated as of March 3, 2017 (the “Severance Agreement”).

1.                                      In consideration of and in exchange for the payments and benefits set forth in the Severance Agreement, for myself, my heirs, administrators, executors and assigns, knowingly and voluntarily agree to release and forever discharge the Company, its parents, subsidiaries, affiliated companies, successors and assigns, each of their current and former employees, owners, officers, directors, shareholders, members, agents and attorneys, in their personal and official capacities (collectively referred to as “Releasees”), from any and all claims against Releasees that I may have as a result of any injuries, losses, damages or any other costs whatsoever, whether known or unknown, that I now have or claim to have or which I heretofore had from the beginning of time to the date of the execution of this Release Agreement (the “Execution Date”).  This general release of claims includes, without limitation, claims arising out of or in any way connected with or relating to my employment with the Company or its termination, including but not limited to, any known or unknown claims arising under federal, state, local or municipal laws, including, but not limited to, claims for breach of contract, breach of the implied covenant of good faith and fair dealing, privacy violations, defamation, fraud, hostile work environment, impairment of economic opportunity, intentional infliction of emotional harm or other tort, or claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 626 et seq. including the Older Workers’ Benefit Protection Act, 29 U.S.C. Sec. 626(f)(1); the Civil Rights Act of 1991; the New York Labor Law; the New York Human Rights Law; the New York City Human Rights Law, and any other similar federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, or any other federal, state or municipal statute, ordinance or the common law, including those relating to employment or employment discrimination, including claims for age, sex, gender, race, religion, national origin, marital status, sexual orientation, ancestry, veteran status or disability discrimination, or claims growing out of any legal restrictions on the rights of the Company to discharge its employees or the obligations of the Company to pay any sums or provide any benefits upon termination, that I now have or claim to have, or which I heretofore had based on acts or omissions occurring through the date I sign this Release Agreement, and I expressly waive any and all remedies that may be available thereunder, including without limitation attorney’s fees and costs.

2.                                      This general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although I waive any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law.  For the avoidance of doubt, I preserve any claims resulting from (i) payments and benefits due under the Severance Agreement; (ii) continued ownership of any securities issued to me by the Company or any of its affiliates, and (iii) indemnification pursuant to Company’s articles, bylaws or other governing documents, directors’ and officers’ liability and errors and omissions liability insurance secured by the Company, or as otherwise permitted or required by applicable law.

3.                                      I agree and acknowledge that, other than the payments and benefits set forth in the Severance Agreement, no additional monies, benefits or payments, including without limitation, severance or separation pay, salary continuation, benefits, health insurance coverage (except as provided for under COBRA and/or in the Severance Agreement) or other fringe benefits, commissions, bonuses, fees, incentive compensation, vacation pay, notice pay, or equity interest in the Company, are due to me by the Company or shall be paid or provided to me by the Company.

4.                                      I acknowledge that I have certain obligations under the Severance Agreement and agree that I will continue to be bound by those terms of the Severance Agreement (including Sections 6, 9 and 10 thereof).

5.                                      The Company and I each agree not to publish, publicize or otherwise make known to any person the existence of or the terms and conditions of this Release Agreement, except as provided by law, administrative regulation, court order, subpoena, or the purpose of enforcing this Release Agreement.  This provision does not prohibit or restrict the Company or me from disclosing the terms of this Release Agreement to immediate family, legal counsel or tax accountants solely for the purpose of obtaining professional advice relating thereto.

6.                                      This Release Agreement shall be construed under Delaware law, without reference to any state’s conflict of laws rules.

7.                                      It is understood and agreed that this Release Agreement is not to be construed as an admission of liability or wrongdoing by the Company or by me.

8.                                      I have had an opportunity to consult with an attorney prior to executing this Release Agreement.

9.                                      I acknowledge that I have been given a period of 21 days within which to consider this Release Agreement and to the extent I execute this Release Agreement before the expiration of the 21-day period, I do so knowingly and voluntarily and only after consulting an attorney.  I understand that I have the right to cancel and revoke this Release Agreement during a period of seven (7) days following the Execution Date, and this Release Agreement shall not become effective, and no payments or benefits shall be made or provided pursuant to the Severance Agreement until the day after the expiration of such seven (7)-day period. The seven (7)-day period of revocation shall commence upon my execution of this Release Agreement. In order to revoke this Release Agreement, I understand that I must deliver to the Company, prior to the expiration of such seven (7)-day period, a written notice of revocation. Upon such revocation, this Release Agreement shall be null and void and of no further force or effect.

10.                               A facsimile or photocopy copy of this Release Agreement that has been signed by me shall have the same force and effect as a signed original of the Release Agreement.

11.                               My signature below indicates that I have had a reasonable period of time within which to consider this Release Agreement, that I have carefully read and reviewed this Release Agreement, and I fully understand all of its terms and conditions.  The release and waiver of claims set forth in this Release Agreement is an essential and material part of the Release Agreement.  My release and waiver of rights and claims is voluntary and knowing, without duress or coercion.

12.                               The terms of this Release Agreement cannot be changed or modified in any respect except in writing signed by me and a duly authorized representative of the Company.

13.                               I agree that this Release Agreement and the documents referenced herein constitute the entire understanding between myself and the Company relating to the subject matter hereof and that no one at the Company or anyone acting on its behalf has made any oral or written promises to me that are not fully and accurately set forth in this Agreement.

IN WITNESS WHEREOF, I have executed this General Release Agreement as of the date first above written.